As filed with the Securities and Exchange Commission on May 8, 2001
                                                       Registration No. [______]

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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   ----------
                                    FORM S-8
                             REGISTRATION STATEMENT
                                      Under
                           The Securities Act of 1933

                           --------------------------
                           PATTERSON-UTI ENERGY, INC.
             (Exact name of registrant as specified in its charter)

                          Delaware                                                                  75-2504748
(State or other jurisdiction of incorporation or organization)                        (I.R.S. Employer Identification No.)

          4510 Lamesa Highway, Snyder, Texas                                                          79549
       (Address of Principal Executive Offices)                                                     (Zip Code)

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       UTI ENERGY CORP. AMENDED AND RESTATED 1997 LONG-TERM INCENTIVE PLAN
                                       and
                 1997 Stock Option Plan of DSI Industries, Inc.
                           (Full title of the plan(s))

                                   ----------

                                Cloyce A. Talbott
                             Chief Executive Officer
                           Patterson-UTI Energy, Inc.
                    4510 Lamesa Highway, Snyder, Texas 79549
                                 (915) 573-1104
            (Name, address and telephone number of agent for service)

                                   Copies to:

         Jonathan D. Nelson                                                     Thomas H. Maxfield, Esq.
         Chief Financial Officer and Vice President - Finance                   Baker & Hostetler LLP
         4510 Lamesa Highway                                                    303 East Seventeenth Avenue,
         Snyder, Texas  79549                                                   Suite 1100
                                                                                Denver, Colorado  80203

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                         CALCULATION OF REGISTRATION FEE

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                                                            Proposed maximum
    Title of securities to    Amount to be registered      offering price per     Proposed maximum aggregate        Amount of
          registered                    (1)                     share(2)              offering price(2)         registration fee(2)
    ----------------------    -----------------------      ------------------     --------------------------    -------------------

  Common Stock, par value
  $.01 per share                     2,395,779                  $27.00                   $16,298,657                $4,074.66
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(1) The number of shares of common stock, par value $.01 per share stated above ("Common Stock") consists of the aggregate number of shares which may be issued upon exercise of options previously granted under the UTI Energy Corp. Amended and Restated 1997 Long-Term Incentive Plan as amended ("Long Term Plan") and the 1997 Stock Option Plan of DSI Industries, Inc. (commonly referred to as the "Norton 1997 Stock Option Plan") ("Norton Plan") (collectively, the Long Term Plan and the Norton Plan are referred to herein as the "Plans"). The maximum number of shares which may be sold upon exercise of options granted under the Plans are subject to (i) adjustment in accordance with the anti-dilution and other provisions of the Plans ("Plan Provisions"); and (ii) the Stockholder Rights Plan dated January 2, 1997 between Patterson Energy, Inc. and Continental Stock Transfer & Trust Company, as rights agent ("Rights Agreement"). Accordingly, pursuant to Rule 416 promulgated under the Securities Act of 1933, as amended ("Securities Act"), this Registration Statement covers, in addition to the number of shares stated above, an indeterminate number of shares which may be subject to grant or otherwise issuable after the operation of any Plan Provision and/or the Rights Agreement.

(2) Calculated pursuant to Rule 457(h), based upon the exercise price of outstanding options granted pursuant to the Plans. The exercise prices for the Common Stock underlying the options granted range from $4.90625 to $27.00 per share of Common Stock.

                                EXPLANATORY NOTE

         Patterson-UTI Energy, Inc. ("Registrant") hereby files this Registration Statement on Form S-8 relating to its Common Stock issuable upon the exercise of options granted under the Plans.

         Pursuant to the merger described in the Agreement and Plan of Merger between Patterson Energy, Inc. and UTI Energy Corp. dated as of February 4, 2001 ("Merger Agreement"), UTI Energy Corp. ("UTI") merged with and into Patterson Energy, Inc. ("Patterson"), with Patterson as the surviving corporation under the name "Patterson-UTI Energy, Inc." ("Merger"). Under the Merger Agreement, the Registrant assumes the obligations of UTI under the Plans and each option to purchase or acquire whole shares of UTI common stock outstanding immediately prior to the effective time of the Merger ("UTI Stock Option") becomes an option to purchase or acquire an equal number of shares of the Registrant's Common Stock ("Substituted Option"). The Substituted Options are exercisable upon the same terms and conditions applied to the UTI Stock Options before the effective time of the Merger, after giving effect to any existing provisions under the Plans that provide for the automatic acceleration of vesting upon a change of control of UTI.

         This Registration Statement relates solely to the Common Stock of the Registrant issuable upon exercise of the Substituted Options pursuant to the Plans as follows:

         -  2,226,301 shares of Common Stock subject to the Long Term Plan; and

         -  169,478 shares of Common Stock subject to the Norton Plan.

                                     PART I

              INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

         The document(s) containing the information required by Part I will be sent or given to employees as specified by Rule 428(b). Such documents are not being filed with the Securities & Exchange Commission ("Commission") either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424. Such documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II to this Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE.

         All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), subsequent to the date of the filing of this Registration Statement and prior to the filing of a post-effective amendment that indicates that all securities registered hereunder have been sold, or that deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of the filing of such documents. The documents listed in (a) through (i) below are incorporated by reference in this Registration Statement.

         (a) The Annual Report on Form 10-K of the Registrant for the fiscal year ended December 31, 2000, filed with the Commission on March 2, 2001;

         (b) Patterson's Quarterly Report on Form 10-Q for the quarter ended March 31, 2001, filed with the Commission on May 7, 2001;

         (c) Patterson's Current Report on Form 8-K dated February 5, 2001, and filed with the Commission on February 6, 2001;

         (d) Patterson's Current Report on Form 8-K dated February 4, 2001, and filed with the Commission on February 16, 2001;

         (e) Patterson's Current Report on Form 8-K dated March 27, 2001, and filed with the Commission on March 27, 2001;

         (f) Patterson's Current Report on Form 8-K dated April 19, 2001 and filed with the Commission on April 23, 2001;

         (g) Patterson's Current Report on Form 8-K filed with the Commission on May 8, 2001;

         (h) All other reports filed by the Registrant or Patterson with the Commission pursuant to Section 13(a) or 15(d) of the Exchange Act since December 31, 2000; and

         (i) The description of the Registrant's Common Stock contained in the Registrant's Registration Statement on Form 8-A, which became effective with the Commission on November 2, 1993.

ITEM 4. DESCRIPTION OF SECURITIES.

         Not Applicable.

ITEM 5. INTEREST OF NAMED EXPERTS AND COUNSEL.

         The validity of the shares of the Registrant's Common Stock offered hereby are being passed upon for the Registrant by Baker & Hostetler, LLP, counsel to the Registrant. Members of that firm currently own 7,000 shares of the Registrant's common stock.

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         The Delaware General Corporation Law ("DGCL") allows a corporation to indemnify directors, officers, employees and agents for costs and expenses incurred by or in connection with an action, suit or proceeding brought by reason of their position as a director, officer employee or agent. The person indemnified must have acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation. The DGCL provides that a corporation may advance payment of expenses under certain circumstances. The DGCL further provides that the indemnification and advancement of expenses provisions of the DGCL will not be deemed exclusive of any other rights of indemnification or advancement of expenses to which directors, officers, employees and agents may be entitled under bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person's official capacity and as to action in another capacity while holding such office.

         In addition to the general indemnification section, Delaware law provides further protection for directors under Section 102(b)(7) of the DGCL. This section allows a Delaware corporation to include in its certificate of incorporation a provision that eliminates or limits the personal liability of a director for monetary damages for breaches of the director's fiduciary duty of care, provided that any such provision does not (in the words of the statute) do any of the following:

         "eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the corporation or its stockholders,
         (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under
         Section 174 of this Title [dealing with willful or negligent violation of the statutory provision concerning dividends and stock purchases and redemptions], or (iv) for any transaction from which the director derived an improper personal benefit. No such provision shall eliminate or limit the liability of a director for any act or omission occurring prior to the date when such provision becomes effective...."

         The DGCL further empowers the board of directors of the Registrant to make other indemnification as authorized under the provisions of the restated certificate of incorporation or bylaws, corporate resolution or agreement so long as the indemnification is consistent with the DGCL.

         The Registrant's restated certificate of incorporation provides that, to the fullest extent permitted by the DGCL, a director of the Registrant will not be liable to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director. The Registrant's bylaws provide that to the extent that a director, officer, employee or agent of the Registrant is successful on the merits of defense of a suit or proceeding brought against him by reason of his position within the Registrant, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred in connection with such action. In other circumstances, a director, officer employee or agent of the Registrant may be indemnified against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in and not opposed to the best interest of the Registrant, and, with respect to a criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful; however, in an action or suit by or in the right of the Registrant to procure a judgment in its favor, such person will not be indemnified if he has been adjudged to be liable to the Registrant unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought determines upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court deems proper. A determination that indemnification is proper will be made by a majority of the Registrant's disinterested directors, by independent legal counsel or by the stockholders of the Registrant. The Registrant's bylaws also provide that the Registrant may advance the payment of expenses and that the indemnification and advancement of expense provisions of the bylaws are nonexclusive. The Registrant maintains director and officer liability insurance covering director and officer indemnification.

         In addition, the Merger Agreement provides that the Registrant will indemnify the former officers and directors of UTI from liabilities arising out of actions or omissions in their capacity as such prior to the effective time of the Merger, and advance reasonable litigation expenses incurred in connection with such actions or omissions, to the full extent permitted under UTI's certificate of incorporation and bylaws. In addition, for a period of six years after the effective time of the Merger, the Registrant will provide UTI's officers and directors with an insurance and indemnification policy that provides coverage through the effective time of the Merger; provided that the maximum aggregate amount of premiums that the Registrant will be required to pay to provide and maintain this coverage does not exceed $300,000 per year.

ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED.

         Not Applicable.

ITEM 8. EXHIBITS.

         The Exhibits listed in the accompanying Exhibit Index are filed or incorporated by reference as part of this Registration Statement.

ITEM 9. UNDERTAKINGS.

A. The undersigned Registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act; (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any decrease or increase in volume of securities offered (if the total dollar value of the securities offered would not exceed that which was registered) and any deviation from the low or the high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in this Registration Statement; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that clauses (i) and (ii) do not apply if the information required to be included in a post-effective amendment by those clauses is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended ("Exchange Act") that are incorporated by reference in this Registration Statement;

         (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

B. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described under Item 6 above or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on the 8th day of May, 2001.

                                            PATTERSON-UTI ENERGY, INC.



                                            By: /s/ CLOYCE A. TALBOTT
                                                --------------------------------
                                                Cloyce A. Talbott
                                                Chief Executive Officer

         KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Cloyce A. Talbott and A. Glenn Patterson, or either of them, severally, as his/her attorney-in-fact and agent, with full power of substitution and resubstitution, for him/her and in his/her name, place, and stead, in any and all capacities, to sign any and all post-effective amendments to this Registration Statement, and to file the same with all exhibits hereto, and all other documents in connection herewith, with the Commission, granting unto said attorney-in-fact and agent, and either of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he/she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them, or their or his substitutes, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities indicated on the 8th day of May, 2001.




          SIGNATURE                                                             TITLE
          ---------                                                             -----
    /s/ CLOYCE A. TALBOTT
--------------------------------------                       Chief Executive Officer, Director (principal
        Cloyce A. Talbott                                    executive officer)

    /s/ JONATHAN D. NELSON
--------------------------------------                       Vice President-Finance, Chief Financial Officer,
        Jonathan D. Nelson                                   Secretary, Treasurer (principal financial officer and
                                                             principal accounting officer)
    /s/ MARK S. SIEGEL
--------------------------------------                       Chairman of the Board, Director
        Mark S. Siegel

    /s/ A. GLENN PATTERSON
--------------------------------------                       President, Chief Operating Officer, Director
        A. Glenn Patterson

    /s/ SPENCER D. ARMOUR, III
--------------------------------------                       Director
        Spencer D. Armour, III

    /s/ KENNETH N. BERNS
--------------------------------------                       Director
        Kenneth N. Berns

    /s/ STEPHEN J. DEGROAT
--------------------------------------                       Director
        Stephen J. DeGroat


    /s/ VAUGHN E. DRUM
--------------------------------------                       Director
        Vaughn E. Drum


    /s/ ROBERT C. GIST
--------------------------------------                       Director
        Robert C. Gist


    /s/ CURTIS W. HUFF
--------------------------------------                       Director
        Curtis W. Huff


    /s/ KENNETH R. PEAK
--------------------------------------                       Director
        Kenneth R. Peak


    /s/ NADINE C. SMITH
--------------------------------------                       Director
        Nadine C. Smith

                                  EXHIBIT INDEX


     EXHIBIT
     NUMBER                                  EXHIBIT DESCRIPTION
     ------                                  -------------------

      4.1             Restated Certificate of Incorporation(1)

      4.2             Bylaws(2)

      4.3             Stockholder Rights Plan dated January 2, 1997 between
                      Patterson Energy, Inc. and Continental Stock Transfer &
                      Trust Company, as rights agent(3)

      4.4             1997 Stock Option Plan of DSI Industries, Inc.

      4.5             UTI Energy Corp. Amended and Restated 1997 Long-Term
                      Incentive Plan

      4.5.1           Amendment No. 1 to the UTI Energy Corp. Amended and
                      Restated 1997 Long-Term Incentive Plan adopted by the
                      Board of Directors of UTI Energy Corp. on April 26, 1999

      4.5.2           Amendment No. 2 to the UTI Energy Corp. Amended and
                      Restated 1997 Long-Term Incentive Plan adopted by the
                      Board of Directors of UTI Energy Corp. on April 27, 2000

      5.1             Opinion of Baker & Hostetler LLP

     15.1             Awareness Letter of PricewaterhouseCoopers LLP

     23.1             Consent of Independent Accountants, PricewaterhouseCoopers LLP

     23.2             Consent of M. Brian Wallace, Independent Petroleum Engineer

     23.3             Consent of Baker & Hostetler LLP(4)

     24.1             Power of Attorney(5)



(1) Incorporated herein by reference to Item 7, "Financial Statements and Exhibits" to Current Report on Form 8-K filed with the Commission on May 8, 2001.

(2) Incorporated herein by reference to Item 27, "Exhibits" to Amendment No. 2 to Registration Statement on Form SB-2 (File No. 33-68058-FW); filed October 28, 1993.

(3) Incorporated herein by reference to Item 2, "Exhibits" to Registration Statement on Form 8-A; filed January 14, 1997.

(4)      Included in Opinion of Baker & Hostetler, LLP; filed as Exhibit 5.1.

(5)      Included in the signature page to this Registration Statement.